EXHIBIT 4.1

DEMAND PROMISSORY NOTE

Principal: $20,000

Issuance Date: October 11, 2023

In exchange for receipt of $20,000, Innovation1 Biotech, Inc., a Nevada corporation (the “Company”) promises to pay to the order of Cavalry Fund I, LP (the “Holder”), the principal sum of $20,000 together with interest thereon from the date hereof, at 10% per annum, with interest and principal being immediately payable on the earlier of (i) the Maturity Date and (ii) five days from the date that the Holder demands repayment. The Maturity Date shall be 90 days from the Issuance Date above.

The Company agrees to pay all costs of collection, including a reasonable attorney’s fee in case the principal of this Note or any payment on the principal or any interest thereon is not paid on the date such is due.

This Note and the rights and obligations of the Holder and of the undersigned shall be governed and construed in accordance with the laws of the State of Nevada. Any action brought by either party against the other concerning this Note shall be brought only in the state or federal courts located in the State of Florida and venue shall be in the County of Palm Beach. The parties to this Note hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.

If any interest paid on this Note is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note, and any surplus thereafter shall immediately be refunded to the Company.

Each maker and endorser severally waives demand, protest and notice of maturity, non-payment or protest and all requirements necessary to hold each of them liable as makers and endorsers. Upon any endorsement, assignment, or other transfer of this Note by the Holder or by operation of law, the term “Holder,” as used herein, shall mean such endorsee, assignee, or other transferee or successor to the Holder, then becoming the holder of this Note. This Note shall inure to the benefit of the Holder and its successors and assigns and shall be binding upon the Company and their successors and assigns.

THIS IS A DEMAND PROMISSORY NOTE. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, ALL PRINCIPAL AND INTEREST DUE AND PAYABLE HEREUNDER SHALL BE IMMEDIATELY DUE AND PAYABLE IN FULL NOT LATER THAN FIVE DAYS AFTER DEMAND BY THE HOLDER OF THIS NOTE.

INNOVATION1 BIOTECH, INC

By:	/s/ Frederick E. Pierce
Frederick E. Pierce,
Interim Acting Chief Executive Officer